Exhibit 99.1

For immediate release	November 16, 2007
Crown Crafts CEO Adopts 10b5-1 Stock Trading Plan
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) announced today that E. Randall Chestnut, President and Chief Executive Officer, has adopted a prearranged stock trading plan to sell up to 200,000 shares of Crown Crafts common stock over a period of up to nine months as part of his individual long-term strategy for asset diversification and liquidity. Following completion of the planned sales, and assuming that all of the shares subject to the plan are sold, Mr. Chestnut will continue to be the Company’s second largest stockholder and beneficially own approximately 631,000 shares of the Company’s outstanding common stock.
The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as well as the Company’s policies with respect to sales of shares held by officers and directors. Transactions under the plan will be disclosed through filings with the Securities and Exchange Commission.
Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock. The plans may be entered into only when the director or officer is not in possession of material, non-public information and may be used to gradually diversify investment portfolios over a period of time.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
Contact:	Olivia Elliott Secretary — Treasurer (225) 647-9124